EXHIBIT 99

                                  NEWS RELEASE

                      For additional information, contact:
         George W. Astrike, Chairman or Mark A. Schroeder, President/CEO
                                 (812) 482-1314

JASPER, INDIANA, JANUARY 4, 1999                       GERMAN AMERICAN BANCORP
                                                       COMPLETES MERGERS

German American Bancorp (NASDAQ: GABC) announced the completion of its merger with 1ST BANCORP, Vincennes, Indiana (NASDAQ: FBCV). Under the terms of the merger, the former shareholders of 1ST BANCORP received 1.8188 shares of German American common stock for each share of 1ST BANCORP. German American issued approximately 2,040,000 shares of its common stock in the transaction which had a total value of approximately $47 million at the close of trading on December 31, 1998.

George W. Astrike, Chairman of German American Bancorp said, "We are delighted to welcome the shareholders of 1ST BANCORP to German American Bancorp and its family of community banks. 1ST BANCORP's banking subsidiary, First Federal Bank, and its insurance subsidiary First Financial Corporation are strategically important additions to our growing financial services company. In the present environment of rapid banking consolidation, oftentimes our Indiana communities lose out when their local banks become branches of remote institutions whose management may not be in tune with the needs of local area. However, as a member of German American Bancorp's family of community banks, 1ST Federal will retain its banking charter and will continue to be managed by a Board of Directors comprised of individuals representing local business, professional and agricultural interests. In addition to continuing its tradition as a leading residential mortgage lender in the area, First Federal will also offer a full array of commercial banking services, and will expand its lending activities to serve business and agricultural customers throughout the Knox County area. We are pleased to have C. James McCormick, Chairman of 1ST BANCORP and an individual who has played a vital role in its success, join German American Bancorp's Board of Directors".

The Company also announced the completion of the acquisition of The Doty Agency, Inc., one of the area's oldest and leading multi-line general insurance agency, operating from offices in Petersburg, Indiana. The transaction, which was effective on January 1, 1999, represented German American's first direct acquisition of a property and casualty insurance agency. Mark A. Schroeder, President of German American Bancorp, stated, "With the addition of the Doty Agency to our family of community banks, we now have the ability to add insurance products to our existing line of banking and investment products and services. The ability to do so represents an integral step toward our goal of providing customers an opportunity to fulfill all their financial needs through our affiliated community banks and associated financial services companies."

German American Bancorp is a Jasper-based multi-bank holding company which now has total assets of approximately $875,000,000, and operates five banking subsidiaries with a total of 26 banking offices within eight contiguous counties in Southwest Indiana. Its stock is traded on NASDAQ's National Market System under the symbol GABC.